Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Preliminary Prospectus Supplement of Alabama Power Company for the registration of Alabama Power Company’s Series JJ Senior Notes due June 15, 2046, in the registration statement on Form S-3 (No. 333-126348) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Alabama Power Company dated June 6, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 6, 2006